SGS LAKEFIELD RESEARCH CHILE S.A.
Puerto Madero 9600

Parque Industrial Puerto Santiago Pudahuel

Santiago, Chile

CONSENT OF INDEPENDENT LABORATORY

We hereby consent to the inclusion and reference by Searchlight Minerals Corp. in the Annual Report on Form 10-K for the year ended December 31, 2011 to be filed with the United States Securities and Exchange Commission (the “10-K”) of our findings included in our report relating to autoclave testing and metallurgical analyses on the Clarkdale Slag Project (the “Report”). We concur with the discussion and summary of our Report as they appear in the 10-K and consent to our being named as an expert therein.

SGS LAKEFIELD RESEARCH CHILE S.A.

By:	/s/ Reinaldo Barrera L.
Reinaldo Barrera L.
General Manager

Dated: April 10, 2012